                                Exhibit 11

                     LEGG MASON, INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
                  (In thousands except per share amounts)

                                                  For the Years Ended March 31,
                                                          Primary (1)(2)

                                         1991       1992       1993       1994       1995
Net income per share common stock:

  Net income......................    $13,524    $21,117    $30,203    $36,048    $16,258

  Interest expense, net, on
    convertible debentures........       -          -          -          -          -

  Net earnings applicable to
    common stock and other
    dilutive securities...........    $13,524    $21,117    $30,203    $36,048    $16,258

  Weighted average number of
    common shares outstanding
    during the period.............     10,875     10,969     11,171     11,648     12,154

  Additional shares assuming the
    effects of stock options......        268        417        403        462        375

  Weighted average number of
    common shares used to
    calculate net earnings per
    common share..................     11,143     11,386     11,574     12,110     12,529

  Net earnings per common share...    $  1.21    $  1.85    $  2.61    $  2.98    $  1.30

Dividends per common share........    $  .248    $  .280    $  .312    $  .380    $  .430

  (1) Restated due to pooling of interests transaction.
  (2) Share and per share data adjusted to reflect the 5-for-4 stock split paid
      September 1993.


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                                                          Exhibit 11 Continued

                     LEGG MASON, INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
                  (In thousands except per share amounts)


                                                  For the Years Ended March 31,
                                                      Fully Diluted (1)(2)

                                         1991       1992       1993       1994       1995
Net earnings per share common stock:

  Net earnings....................    $13,524    $21,117    $30,203    $36,048    $16,258

  Interest expense, net, on
    convertible debentures........      1,203      1,188      1,207      2,811      2,849

  Net earnings applicable to
    common stock and other
    dilutive securities...........    $14,727    $22,305    $31,410    $38,859    $19,107

  Weighted average number of
    common shares outstanding
    during the period.............     10,875     10,969     11,171     11,648     12,154

  Additional shares assuming
    the effects of stock options
    and conversion of convertible
    debentures....................      1,999      2,120      2,105      4,490      4,700

  Weighted average number of
    common shares used to
    calculate net earnings per
    common share..................     12,874     13,089     13,276     16,138     16,854

  Net earnings per common share...    $  1.14    $  1.70    $  2.37    $  2.41    $  1.13


  (1) Restated due to pooling of interests transaction.
  (2) Share and per share data adjusted to reflect the 5-for-4 stock split paid
      September 1993.